  Tranquility, Inc.

P.O. Box 110310

Naples, FL 34108-0106

February 22, 2012

James Allegretto

Senior Assistant Chief Accountant

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 7010

Washington, D.C. 20549

Re:

Tranquility, Inc.

Form 10-K for the Fiscal Year Ended December 31, 2010

Filed March 2, 2011

File No. 000-51413

Dear Mr. Allegretto:

In connection with responding to your comment letter dated December 5, 2011, Tranquility, Inc., a Delaware corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Tranquility Inc.

/s/ Dominick Pope, Chief Executive Officer